UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last
report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 3, 2014, Spirit AeroSystems Holdings, Inc. (the “Company”) entered into Amendment No. 4 (the “Amendment”) to its senior secured Credit Agreement, dated as of April 18, 2012, among Spirit AeroSystems, Inc. (“Spirit”), as borrower, the Company, as parent guarantor, the subsidiary guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other agents named therein, as previously amended (the “Credit Agreement”).

The Amendment permits Spirit and the Company to incur certain debt and make certain restricted payments during the suspension period currently imposed upon the Company, including the payment for the previously announced repurchase of 4 million shares of the Company’s Class A Common Stock.

Certain of the lenders under the Credit Agreement and their affiliates have provided certain commercial banking, financial advisory and investment banking services to the Company and its affiliates in the past and may do so in the future. In addition, The Bank of New York Mellon, one of the lenders under the Credit Agreement, and its affiliates act as the trustee, paying agent and registrar for the Borrower’s senior notes and the investment manager for the Company’s U.S. defined benefit pension plan. Such parties received, and expect to receive, customary fees and commissions for these services.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the second quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: June 9, 2014	By:	/s/ Sanjay Kapoor
Name: Sanjay Kapoor
Title: Senior Vice President and Chief Financial Officer